INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all dollars are presented in thousands)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Novamerican Steel Inc. (formerly Symmetry Holdings Inc.)

We have audited the accompanying consolidated balance sheet of Novamerican Steel Inc. (a Canadian Corporation) and Subsidiaries (the “Company”, the “Predecessor” or the “Acquired Company”) as of November 14, 2007 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the period from November 26, 2006 to November 14, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Novamerican Steel Inc. and Subsidiaries as of November 14, 2007, and the results of their operations and their cash flows for the period from November 26, 2006 to November 14, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montreal, Canada

April 17, 2008

Acquired Company and Subsidiaries

Consolidated Statement of Operations and Comprehensive Income

(In thousands of U.S. dollars, except share and per share data)

Period from November 26, 2006 to November 14, 2007
$
Net sales	785,045
Cost of sales	638,813
Gross margin	146,232

Operating expenses
Plant	41,668
Delivery	24,115
Selling	13,630
Administrative and general	36,126
115,539
Operating income	30,693

Interest expense	383
Interest income	(2,533)
Share in income of a joint venture	(238)
(2,388)
Income before income taxes	33,081
Income taxes (Note 4)	12,676
Net income	20,405

Net income per share—basic and diluted	1.95

Weighted average shares outstanding –basic and diluted	10,450,000

Comprehensive income
Net income	20,405
Changes in cumulative translation adjustment	30,117
50,522

The accompanying notes are an integral part of the consolidated financial statements.

Acquired Company and Subsidiaries

Consolidated Statement of Shareholders’ Equity

(In thousands of U.S. dollars, except share data)

	Common shares		Retained	Accumulated other comprehensive	Total Shareholders’
	Number	Amount	earnings	income	Equity
		$	$
Balance at November 25, 2006	10,450,000	38,904	266,018	23,624	328,546
Net income			20,405		20,405
Dividends paid ($1.50 per share)			(15,675)		(15,675)
Changes in cumulative translation adjustment				30,117	30,117
Balance at November 14, 2007	10,450,000	38,904	270,748	53,741	363,393

The accompanying notes are an integral part of the consolidated financial statements.

Acquired Company and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands of U.S. dollars)

Period from November 26, 2006 to November 14, 2007
$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	20,405
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	10,401
Deferred income taxes	(3,683)
Loss on disposal of property, plant and equipment	228
Share of income of a joint venture	(238)
Changes in working capital items
Trade accounts receivable	4,297
Income taxes receivable	(2,133)
Inventories	29,319
Prepaid expenses and other assets	(623)
Accounts payable and accrued liabilities	14,997
Income taxes payable	3,608
Net cash from operating activities	76,578

CASH FLOWS FROM INVESTING ACTIVITIES
Short term investment disposal	37,541
Additions to property, plant and equipment	(12,158)
Proceeds from disposal of property, plant and equipment	12,224
Other assets	(39)
Net cash from investing activities	37,568

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in bank indebtedness	(540)
Dividends paid	(15,675)
Repayment of long-term debt	(41,337)
Net cash used for financing activities	(57,552)

Effect of exchange rate changes on cash and cash equivalents	6,480
Net increase in cash and cash equivalents	63,074
Cash and cash equivalents, beginning of period	31,016
Cash and cash equivalents, end of period	94,090

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	2,498
Income taxes paid	15,490

The accompanying notes are an integral part of the consolidated financial statements.

Acquired Company and Subsidiaries

Consolidated Balance Sheet

(In thousands of U.S. dollars)

November 14, 2007
$
ASSETS
Current assets
Cash and cash equivalents	94,090
Trade accounts receivable, net (Note 5)	117,440
Income taxes receivable	2,409
Inventories (Note 6)	146,802
Prepaid expenses and other	2,934
Deferred income taxes (Note 4)	4,012
367,687
Investment in a joint venture	1,986
Property, plant and equipment (Note 7)	104,637
Goodwill	12,994
Other assets	258
487,562
LIABILITIES
Current liabilities
Trade accounts payable	67,110
Trade accounts payable to a company controlled by a director	1,179
Trade accounts payable to a joint venture (Note 12)	1,686
Accrued liabilities	36,203
Income taxes payable	5,424
111,602
Deferred income taxes (Note 4)	12,567
124,169
Contingencies and commitments (Notes 13 and 14)

SHAREHOLDERS’ EQUITY
Preferred shares, no par value: Unlimited number of shares authorized; none issued or outstanding
Common shares, no par value: Unlimited number of shares authorized; 10,450,000 shares issued and outstanding	38,904
Retained earnings	270,748
Accumulated other comprehensive income	53,741
363,393
487,562

The accompanying notes are an integral part of the consolidated financial statements.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

1 - GOVERNING STATUTES AND NATURE OF OPERATIONS

Novamerican Steel Inc. (“Novamerican”) was incorporated under the Canada Business Corporations Act. Novamerican processes and distributes, through its 22 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario, carbon steel, stainless steel and aluminum products, including carbon steel tubular products, and operates as an intermediary between primary metal producers and manufacturers that require processed metal.

On June 21, 2007, Symmetry Holdings Inc. (“Symmetry”) and its wholly owned indirect subsidiary, 632422 N.B. LTD., a corporation existing under the laws of the Canadian province of New Brunswick, entered into an arrangement agreement with Novamerican to acquire all of its outstanding common shares in exchange for cash by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”).

2 - SUBSEQUENT EVENT

On November 15, 2007, Symmetry acquired all of the outstanding common stock of Novamerican for $56.00 per share. The purchase consideration for the Acquisition was $585,200,000. In addition, Novamerican incurred selling costs of approximately $2,092,000,which were indirect and general costs expensed as incurred. Novamerican’s stock ceased trading as of November 14, 2007.

Symmetry completed the Acquisition and the other transactions contemplated by the arrangement agreement after receiving the approval of the stockholders of Novamerican holding at least 66 2/3% of votes cast at the special meeting of stockholders, the approval of the stockholders of Symmetry pursuant to its amended and restated certificate of incorporation, the approval of the Acquisition pursuant to the Investment Canada Act, the approval of the Acquisition under the Competition Act (Canada), and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following completion of the Acquisition on November 15, 2007, Novamerican became a wholly owned indirect subsidiary of Symmetry.

3 - ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the reporting currency is the United States of America dollar (“U.S. dollar”).

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of consolidation

The consolidated financial statements include the accounts of Novamerican and its wholly-owned subsidiaries (collectively, the “Company” or the “Predecessor”). All intercompany balances and transactions have been eliminated.

Joint venture

The Company’s interest in a joint venture is accounted for by the equity method. Accordingly, the Company’s share in income of the joint venture is included in consolidated net income.

Fiscal year

The Company operated on a fiscal period that ended on the last Saturday of November. As a result of the Acquisition on November 15, 2007, the financial statements included herein are presented as of November 14, 2007 and for the period from November 26, 2006 to November 14, 2007. For presentation purposes, the period from November 26, 2006 to November 14, 2007 is referred to as the fiscal 2007 period.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

3 - ACCOUNTING POLICIES (Continued)

Translation of foreign currencies

Transactions concluded in foreign currencies by the Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at period end; revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in net sales in the consolidated statements of operations and comprehensive income. Foreign exchange losses amounted to $1,451,000 for the fiscal 2007 period.

The financial statements of the Company’s Canadian subsidiaries are translated from their functional currency, the Canadian dollar, into the reporting currency, the U.S. dollar, as follows: assets and liabilities are translated at the exchange rate in effect at the end of the period; revenues and expenses are translated at the average exchange rate for the period. All cumulative translation gains or losses are included in accumulated other comprehensive income in the consolidated balance sheet.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes. Actual results could differ from these estimates.

Revenue recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

The customer is invoiced for the complete product delivered to the customer’s designated location and shipping and handling charges are not invoiced separately. Shipping and handling costs are recorded under the “Delivery” caption on the consolidated statements of operations and comprehensive income.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and term deposits which are short-term, highly liquid investments with original maturities of three months or less.

Trade accounts receivable

Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Trade accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts. Accounts outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off trade accounts receivable when they are determined to be uncollectible, and any payments subsequently received on such receivables are credited to the bad debt expense.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

3 - ACCOUNTING POLICIES (Continued)

Inventories

Inventories are stated at the lower of cost or market and include the cost of purchased steel and freight. Cost is determined using the specific identification method or the moving average cost method.

Property, plant and equipment

Property, plant and equipment are stated at cost and are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition are estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized. Management believes that there has been no impairment of the Company’s property, plant and equipment as of November 14, 2007.

Property, plant and equipment are depreciated over their estimated useful lives using the following methods:

Buildings and building improvements	Straight-line	10 to 40 years
Machinery and equipment	Straight-line	5 to 20 years
Furniture and fixtures	Straight-line	5 to 15 years
Transportation equipment	Straight-line	3 to 7 years
	Diminishing balance	or 30%
Computer equipment	Straight-line	3 to 5 years
	Diminishing balance	or 30%
Leasehold improvements	Straight-line	5 to 10 years

 No depreciation is recorded on assets under construction.

Depreciation expense was approximately $10,292,000 for the fiscal 2007 period.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142,Goodwill and Other Intangible Assets, goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that it is impaired. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value. In connection with the Acquisition of the Company as discussed in Note 2, Subsequent Event, the Company did not complete an impairment assessment for the 2007 fiscal period as the purchase price paid for the Company’s net assets, including goodwill, indicated that there was no impairment of the recorded goodwill at November 14, 2007.

Other assets

Other assets are recorded at cost and are composed primarily of expenses incurred in issuing long-term debt, cash deposits and the cash surrender value of certain life insurance policies. Debt issuance costs were fully amortized during the year with repayment of the long-term debt. Amortization expense was approximately $109,000 for the fiscal 2007 period.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

3 - ACCOUNTING POLICIES (Continued)

Income taxes

The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing country based on the current income tax law. Deferred income taxes are provided based upon currently enacted income tax rates for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is more likely than not that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

The Company has not provided for Canadian income taxes or foreign withholding taxes on the remaining undistributed earnings of its American subsidiaries which are considered to be permanently reinvested. Under current Canadian income tax law, the Company may repatriate undistributed earnings of such foreign subsidiaries without any income tax effect. However, should the Company repatriate part or all of the undistributed earnings of its American subsidiaries, a 5% withholding tax would be assessable on that amount. At this time, the Company does not intend to repatriate any earnings of American subsidiaries.

Comprehensive income

Components of comprehensive income include net income and changes in cumulative translation adjustment.

Current and pending accounting changes

Current

Effective fiscal year 2007, the Company adopted “SFAS” No. 154,Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. This statement replaces Accounting Principles Board (“APB”) Opinion No. 20,Accounting Changes, and SFAS No. 3,Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The adoption of SFAS No. 154 had no impact on the preparation of the consolidated financial statements.

Pending

In 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48,Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company at the beginning of the 2008 fiscal year including interim periods. The impact resulting from the adoption of FIN 48 has not yet been determined.

In May 2007, the FASB issued FASB Statement of Position ("FSP") FIN 48-1, which clarifies when a tax position is considered settled under FIN 48,Accounting for Uncertainty in Income Taxes. The FSP explains that a tax position can be effectively settled on the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an enterprise would recognize the full amount of tax benefit, even if (1) the tax position is not considered more likely than not to be sustained solely on the basis of its technical merits and (2) the statute of limitations remains open. The guidance in the FSP should be applied on the initial adoption of FIN 48.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

3 - ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued SFAS No. 157,Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for the Company as of the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

In April 2007, the FASB issued SFAS No. 159,The Fair Value Option for Financial Assets and Financial Liabilities. This statement's objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The new statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity's election on its earnings. SFAS No. 159 is effective for the Company as of the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 159 has not yet been determined.

4 - INCOME TAXES

The following summarizes the Company’s income taxes on the earnings of its Canadian and U.S. operations.

Income before income taxes by local jurisdiction:

Fiscal 2007 period
$
Canada	10,011
United States	23,070
33,081

The income tax provision is composed of the following:

Fiscal 2007 period
$
Current
Canada	5,318
United States	11,041
16,359
Deferred
Canada	(731)
United States	(2,952)
(3,683)
12,676

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

4 - INCOME TAXES (Continued)

The components of the Company’s net deferred income tax liability are as follows:

November 14,
2007
$
Assets
Current deferred income taxes
Inventories	383
Trade accounts receivable	289
Non deductible reserves	378
Net operating loss	3,278
4,328
Long-term deferred income taxes
Non capital losses	999
Investment in a partnership	1,890
Other items	42
2,931
Less: Valuation allowance	(1,890)
Net deferred tax asset	5,369

Liabilities
Current deferred income taxes
Prepaid expenses	316

Long-term deferred income taxes
Property, plant and equipment	13,608
Total deferred tax liability	13,924

Net deferred tax liability	(8,555)

Deferred income tax assets and liabilities are classified on a net current and non-current basis within each tax jurisdiction. Net current deferred income tax assets are separately stated as deferred income taxes in the amount of $4,012,000 at November 14, 2007. Net non-current deferred tax liabilities are separately stated as deferred income taxes in the amount of $12,567,000 at November 14, 2007.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

4 - INCOME TAXES (Continued)

The reconciliation between the Canadian statutory income tax rate and the Company’s effective income tax rate is as follows:

Fiscal 2007 period
%
Canadian statutory income tax rate	32.0
Difference in jurisdictional rates	3.4
Rate change impact of deferred taxes	(1.8)
Adjustment to valuation allowance	5.1
Other Items	(0.4)
Effective income tax rate	38.3

5 - TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following:

November 14,
2007
$
Trade accounts	118,359
Allowance for doubtful accounts	(919)
117,440

Changes in the Company’s allowance for doubtful accounts are as follows:

November 14,
2007
$
Balance at beginning of period	3,707
Bad debt expense	571
Accounts written off	(1,557)
Recoveries	(1,802)
Balance at end of period	919

6 - INVENTORIES

November 14,
2007
$
Raw materials	82,139
Finished goods	64,663
146,802

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

7 - PROPERTY, PLANT AND EQUIPMENT

November 14,
2007
$
Land	11,063
Buildings and building improvements	55,324
Machinery and equipment	102,633
Furniture and fixtures	1,398
Transportation equipment	3,426
Computer equipment	4,217
Leasehold improvements	1,694
Assets under construction	3,862
183,617
Accumulated depreciation	78,980
104,637

8 - BANK INDEBTEDNESS

The bank indebtedness of the Company’s Canadian subsidiaries consisted of various demand revolving credit facilities available by either prime rate loans or bankers’ acceptances, bearing interest at a Canadian bank’s prime rate (actual rate 6.25% at November 14, 2007), or bankers’ acceptance rates, plus a premium varying from 0% to 0.5% (actual rate 6.50% at November 14, 2007), and secured by inventories, movable hypothecs covering the universality of present and future book debts and a negative pledge on certain assets of the Canadian subsidiaries. There were no cross collateralizations among the various facilities. The agreement was terminated on November 14, 2007.

9 - LONG-TERM DEBT

On May 8, 2007, a U.S. subsidiary entered into a revolving credit agreement with a U.S. bank, which provides for borrowings, based upon a formula, of up to $50,000,000 through May 8, 2012. At November 14, 2007, there was $1,000,000 in outstanding letters of credit and $49,000,000 in available borrowings. There were no outstanding balances under this agreement at November 14, 2007. The interest rate of borrowings under the credit agreement is the bank’s prime rate, currently 7.50%, less 1% , or LIBOR, currently 4.88% plus 0.875%. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 14, 2007. Borrowings are collateralized by all assets of the U.S. subsidiary having a carrying value of $196,423,000.

Mortgage loan, amounting to nil at November 14, 2007, bearing interest at a rate of 5.75%, maturing on October 22, 2018, repayable in monthly capital installments of $36,000 in 2007 (CA$41,675), secured by a first hypothec on land and building having a carrying value of $9,141,000 (CA$8,782,000) as of November 14, 2007. The company repaid the remaining balance of the loan on April 20, 2007.

A U.S. subsidiary entered into a $53,000,000 term loan agreement with a group of banks, as amended, of which an amount of nil was outstanding at November 14, 2007. On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007 and the group of banks became one bank. The interest rate on the term loan is the bank’s prime rate, currently 7.25%, plus a margin varying from 0.125% to 1.375%, or LIBOR, currently 4.88%, plus a margin varying from 1.375% to 2.625%. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 14, 2007. The term loan is collateralized by all assets of the U.S. subsidiary having a carrying value of $196,423,000. On December 7, 2006, the U.S. subsidiary repaid all amounts due under the $53,000,000 term loan agreement.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

10 - RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

Fiscal 2007 Period
$
Processing revenue from a joint venture	188
Management fees from a joint venture	54
Processing charges paid to a joint venture	2,971
Rental charges paid to companies controlled by a director	1,386
Rental charges paid to companies jointly controlled by a director	436
Freight charges paid to a company controlled by a director	10,809

11 - FINANCIAL INSTRUMENTS

Fair value of financial instruments

The fair value of financial instruments has been estimated using data which management considers the best available methodology deemed suitable for the pertinent category of financial instruments as follows:

Due to their short-term maturity, the carrying value of certain financial instruments was assumed to approximate their fair value. These financial instruments include cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued liabilities, trade accounts payable to a joint venture and trade accounts payable to a company controlled by a director.

Exchange rate risk

Although the Company's financial results are reported in U.S. dollars, a substantial portion of the Company's revenues is received in, and expenses are incurred in, Canadian dollars. The Company may in the future utilize forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars by certain of its Canadian subsidiaries. At November 14, 2007, the Company had no such forward foreign currency contracts outstanding.

Interest rate risk

The Company's exposure to interest rate risk is as follows:

Cash and cash equivalents	Floating rate
Trade accounts receivable	Non-interest bearing
Trade accounts payable and accrued liabilities	Non-interest bearing
Income and other taxes	Non-interest bearing

Concentration risk

The Company does not have a concentration of available sources of supply, labor, service or other rights that, if suddenly eliminated, could severely impact its operations.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

11 - FINANCIAL INSTRUMENTS (Continued)

Financial instruments which potentially subject the Company to a concentration risk principally consist of cash and cash equivalents. The Company has its cash and cash equivalents placed with high quality, financial institutions. The balances at such institutions at November 14, 2007 and periodically throughout the year are in excess of federally insured limits. As part of its cash management process, the Company performs periodic evaluation of the relative credit standing of these institutions. The Company has not experienced any losses related to this concentration of risk. At November 14, 2007, the amount in excess of federal insured limits was approximately $19,918,000 for the U.S. subsidiaries and $29,257,000 for the Canadian Subsidiaries. At November 14, 2007, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $13,166,000.

Credit risk

Concentration of credit risk with respect to sales and accounts receivable is limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographies, except for one customer that accounted for 12.4% of sales in the fiscal 2007 period. No customer accounted for more than 10% of trade accounts receivable in the fiscal 2007 period. The Company generally does not require collateral or other security to support customer receivables.

Commodity price risk

In the normal course of business, the Company is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. The Company's market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

12 - JOINT VENTURE

The Company holds a 60% equity interest and a 50% voting interest in a joint venture that processes carbon steel into tubing. The joint venture, Delta Tube and Company, Limited Partnership (“Delta Tube”) is located in LaSalle, Québec, Canada.

Condensed financial information of the joint venture is summarized below:

Fiscal 2007 Period
$
Operations
Net sales	4,516
Operating income	380

November 14, 2007
$
Balance sheet
Assets
Current assets	2,405
Property, plant and equipment	1,794
4,199
Liabilities
Current liabilities	386
Joint venture investment
Capital contributions	2,504
Undistributed earnings	603
Accumulated other comprehensive income	706
4,199

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

12 - JOINT VENTURE (continued)

At November 14, 2007, the Company had a trade account payable to Delta Tube in the amount of $1,686,000.

13 - CONTINGENCIES

In October 2001, the Company’s subsidiary, American Steel and Aluminum Corporation (“ASA”), was named as one of 57 defendants in an action brought by two private parties under the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA, to recover costs incurred and to be incurred in connection with a waste disposal facility in Cumberland, Rhode Island which has been categorized as a Superfund site by federal authorities. During 2006, ASA entered into a settlement with the plaintiffs, with the approval of the United States Environmental Protection Agency, or EPA, resolving its alleged liability for all claims for past and future response and oversight costs in connection with the Remedial Investigation/Feasibility Study for the site. The litigation remains pending against the non-settling defendants.

The settlement does not address future remediation costs and the Company does not believe it is currently possible to estimate its share, if any, of such costs should claims for their recovery be pursued against ASA.

The Company is involved in various other lawsuits, claims, demands, and other legal proceedings and investigations arising out of or incidental to the conduct of its business. While it is not possible to determine the ultimate disposition of each of these matters, the Company does not believe that their ultimate disposition will have a material adverse effect on its financial position, results of operations or cash flows.

14 - COMMITMENTS

The Company has entered into operating leases for certain facilities and equipment which expire at various dates until 2013. The following schedule outlines the future minimum rental payments under these commitments as at November 14, 2007:

$
2008	4,083
2009	3,493
2010	2,290
2011	2,049
2012	802
Thereafter	162
Total minimum payments	12,879

Rental expense under the operating leases amounted to approximately $4,827,000 for the fiscal 2007 period.

15 - RETIREMENT PLAN

A U.S. subsidiary makes available to substantially all of its employees a defined contribution plan under the Internal Revenue Code Section 401(k). The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. A percentage of such contribution, up to a certain limit, is matched by the employer. Investment elections are made at the discretion of the employees and the plan is administered by an independent third party. Costs incurred under the 401(k) plan amounted to approximately $537,000 for the fiscal 2007 period.

All Canadian subsidiaries make available to all of their employees a defined contribution plan. The Canadian subsidiaries contribute a percentage of the employees’ salaries to the plan. Investment elections are made at the discretion of the employees and the plan is administered by an independent third party. Costs incurred under the plan amounted to approximately $685,000 for the fiscal 2007 period.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars)

16 - FINANCIAL INFORMATION BY GEOGRAPHIC AREA

The Company operates in one reportable segment as an intermediate processor and distributor of carbon steel, stainless steel and aluminum products. Sales are attributed to countries based on the location of the external customer.

The following table summarizes the Company’s financial information by geographic area:

	United States	Canada	Total
	$	$	$
Net sales
Domestic	338,632	400,405	739,037
Export	608	45,400	46,008
Total	339,240	445,805	785,045
Operating income	17,846	12,846	30,692
Depreciation	3,882	6,410	10,292
Long-lived assets	60,285	57,604	117,889

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Novamerican Steel Inc.

We have audited the accompanying consolidated balance sheets of Novamerican Steel Inc. (a Canadian Corporation) and Subsidiaries (the “Company” or the “Acquired Company”) as of November 25, 2006 and November 26, 2005 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the two years in the period ended November 25, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Novamerican Steel Inc. and Subsidiaries as of November 25, 2006 and November 26, 2005 and the results of their operations and their cash flows for each of the two years in the period ended November 25, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montréal, Canada

December 19, 2006

Acquired Company and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands of U.S. dollars, except per share data)

	Years ended
	November 25, 2006	November 26, 2005
	$	$
Net sales	840,798	834,689
Cost of sales	655,659	664,134
Gross margin	185,139	170,555
Operating expenses
Plant	45,233	43,210
Delivery	25,586	23,371
Selling	13,886	13,562
Administrative and general	31,034	30,326
	115,739	110,469
Operating income	69,400	60,086
Interest expense	1,139	3,892
Share in income of a joint venture	(743)	(720)
	396	3,172
Income before income taxes	69,004	56,914
Income taxes (Note 3)	24,706	19,976
Net income	44,298	36,938
Net income per share (Note 4)
Basic	4.26	3.70
Diluted	4.25	3.58
Comprehensive income
Net income	44,298	36,938
Changes in cumulative translation adjustment	3,134	3,736
Changes in fair value of interest rate swap, net of deferred income taxes of $29 ($275 in 2005)	42	395
	47,474	41,069

The accompanying notes are an integral part of the consolidated financial statements.

Acquired Company and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(In thousands of U.S. dollars, except share data)

	Common shares		Retained	Accumulated other comprehensive	Total shareholders’
	Number	Amount	earnings	income	equity
	$	$	$	$	$
Balance at November 27, 2004	9,786,089	29,609	184,782	16,317	230,708
Options exercised	370,137	5,182			5,182
Net income			36,938		36,938
Changes in cumulative translation adjustment				3,736	3,736
Changes in fair value of interest rate swap, net of deferred income taxes of $275				395	395
Balance at November 26, 2005	10,156,226	34,791	221,720	20,448	276,959
Options exercised	293,774	4,113			4,113
Net income			44,298		44,298
Changes in cumulative translation adjustment				3,134	3,134
Changes in fair value of interest rate swap, net of deferred income taxes of $29				42	42
Balance at November 25, 2006	10,450,000	38,904	266,018	23,624	328,546

The accompanying notes are an integral part of the consolidated financial statements.

Acquired Company and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Years ended
	November 25, 2006	November 26, 2005
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	44,298	36,938
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	10,697	9,936
Share in income of a joint venture	(743)	(720)
Deferred income taxes	(795)	(359)
Gain on disposal of property, plant and equipment	(995)	(69)
Changes in working capital items
Trade accounts receivable	15,310	4,339
Income taxes receivable	2,858	(2,666)
Inventories	(34,234)	46,181
Prepaid expenses and other	(634)	(611)
Accounts payable and accrued liabilities	(21,098)	(4,744)
Income taxes payable	696	(18,648)
Net cash from operating activities	15,360	69,577
CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of loan to a Corporation	17,621
Loan to a Corporation	(37,885)	(16,443)
Acquisition of minority interest		(205)
Distribution from a joint venture	1,132	846
Additions to property, plant and equipment	(22,581)	(5,359)
Proceeds from disposal of property, plant and equipment	10,877	514
Other assets	(67)	(255)
Net cash used for investing activities	(30,903)	(20,902)
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in bank indebtedness	(2,236)	(802)
Issue of common shares	4,113	5,182
Advances due to an employee		(730)
Repayment of long-term debt	(3,670)	(16,756)
Net cash used for financing activities	(1,793)	(13,106)
Effect of exchange rate changes on cash and cash equivalents	547	774
Net increase (decrease) in cash and cash equivalents	(16,789)	36,343
Cash and cash equivalents, beginning of year	47,805	11,462
Cash and cash equivalents, end of year	31,016	47,805
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	2,444	4,053
Income taxes paid	24,738	40,259

The accompanying notes are an integral part of the consolidated financial statements.

Acquired Company and Subsidiaries

Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 25, 2006	November 26, 2005
	$	$
ASSETS
Current assets
Cash and cash equivalents	31,016	47,805
Trade accounts receivable, net (Note 5)	109,609	121,626
Loans receivable (Note 6)	37,670	17,132
Income taxes receivable		2,778
Inventories (Note 7)	163,060	127,316
Prepaid expenses and other	2,096	2,736
Deferred income taxes (Note 3)	1,957	1,815
	345,408	321,208
Investment in a joint venture	1,748	2,137
Property, plant and equipment (Note 8)	106,309	102,794
Goodwill (Note 9)	12,994	12,994
Deferred income taxes (Note 3)	2,260	1,767
Other assets	328	683
	469,047	441,583
LIABILITIES
Current liabilities
Current portion of long-term debt	38,642	3,078
Bank indebtedness (Note 10)	513	2,676
Trade accounts payable and accrued liabilities	79,302	97,750
Trade accounts payable to a company controlled by a director	677	873
Trade accounts payable to a joint venture	592	977
Advances due to related parties (Note 11)	192	113
Income taxes payable	1,703	998
Deferred income taxes (Note 3)	290	338
	121,911	106,803
Long-term debt (Note 12)	2,645	41,782
Fair value of interest rate swap (Note 15)		71
Deferred income taxes (Note 3)	15,945	15,968
	140,501	164,624
Contingencies and commitments (Notes 17 and 18)
SHAREHOLDERS’ EQUITY
Preferred shares, no par value: Unlimited number of shares authorized; none issued or outstanding
Common shares, no par value: Unlimited number of shares authorized; issued and outstanding shares: 10,450,000 in 2006 and 10,156,226 in 2005	38,904	34,791
Retained earnings	266,018	221,720
Accumulated other comprehensive income	23,624	20,448
	328,546	276,959
	469,047	441,583

The accompanying notes are an integral part of the consolidated financial statements.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

1 - GOVERNING STATUTES AND NATURE OF OPERATIONS

Novamerican Steel Inc. (Novamerican) was incorporated under the Canada Business Corporations Act. The Company processes and distributes, through its 23 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario, carbon steel, stainless steel and aluminum products, including carbon steel tubular products, and operates as an intermediary between primary metal producers and manufacturers that require processed metal.

2 - ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the reporting currency is the United States of America dollar (U.S. dollar).

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of consolidation

The consolidated financial statements include the accounts of Novamerican and all its wholly owned subsidiaries (collectively, the Company). All intercompany balances and transactions have been eliminated.

Joint venture

The Company’s interest in a joint venture is accounted for by the equity method. Accordingly, the Company’s share in income of joint venture is included in consolidated net income.

Fiscal year

The fiscal year-end of the Company is the last Saturday of November. The fiscal years ending November 25, 2006 and November 26, 2005 include 52 weeks of operations.

Translation of foreign currencies

Transactions concluded in foreign currencies by the Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at year-end; revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in net sales in the consolidated statements of operations and comprehensive income. Gains (losses) amounted to $(469,000) in 2006 and $101,000 in 2005.

The financial statements of the Company’s Canadian subsidiaries are translated from their functional currency, the Canadian dollar, into the reporting currency, the U.S. dollar, as follows: assets and liabilities are translated at the exchange rate in effect at year-end; revenues and expenses are translated at the average exchange rate for the year. All cumulative translation gains or losses are included in accumulated other comprehensive income in the consolidated balance sheets.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes. Actual results could differ from these estimates.

Revenue recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

The customer is invoiced for the complete product delivered to the customer’s designated location and shipping and handling charges are not invoiced separately. Shipping and handling costs are recorded under the “Delivery” caption on the consolidated statements of operations and comprehensive income.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and term deposits which are short-term, highly liquid investments with original maturities of three months or less.

Trade accounts receivable

Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Trade accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts. Accounts outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off trade accounts receivable when they are determined to be uncollectible, and any payments subsequently received on such receivables are credited to the bad debt expense.

Inventories

Inventories are stated at the lower of cost or market and include the cost of purchased steel and freight. Cost is determined using the specific identification method or the moving average cost method.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Property, plant and equipment

Property, plant and equipment are stated at cost and are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition are estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized. Management believes that there has been no impairment of the Company’s property, plant and equipment as at November 25, 2006.

Property, plant and equipment are depreciated over their estimated useful lives using the following methods:

Buildings and building improvements	Straight-line	10 to 40 years
Machinery and equipment	Straight-line	5 to 20 years
Furniture and fixtures	Straight-line	5 to 15 years
Transportation equipment	Straight-line	3 to 7 years
	Diminishing balance	or 30%
Computer equipment	Straight-line	3 to 5 years
	Diminishing balance	or 30%
Leasehold improvements	Straight-line	5 to 10 years
Aircraft	Straight-line	15 years

No depreciation is recorded on assets under construction.

Depreciation expense was approximately $10,492,000 and $9,327,000 for the years ended November 25, 2006 and November 26, 2005, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it is impaired. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value.

The Company determined the fair value of goodwill based on a discounted cash flow income approach. The income approach indicates the fair value of a business enterprise based on the discounted value of the cash flows that the business can be expected to generate in the future. This analysis is based upon projections prepared by the Company and data from sources of publicly available information available at the time of preparation. These projections are based on a strategic plan using financial projections for a 3 to 5 year time horizon and represent management’s best estimate of future results. In making these projections, the Company considered its markets, the competitive environment and its advantages.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

There will usually be differences between estimated and actual results as events and circumstances frequently do not occur as expected, and those differences may be material.

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company performed an annual impairment test of goodwill for fiscal years 2006 and 2005. No impairment charge resulted from these tests.

Other assets

Other assets are recorded at cost and are composed primarily of expenses incurred in issuing long-term debt which are deferred and amortized over the term of the related debt. Amortization expense was approximately $205,000 and $609,000 for the years ended November 25, 2006 and November 26, 2005, respectively.

Income taxes

The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing country based on the current income tax law. Deferred income taxes are provided based upon currently enacted income tax rates for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is more likely than not that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

No provision has been made for deferred income taxes that may result from future remittance of approximately $89,227,000 of undistributed tax paid earnings of the foreign subsidiaries as of November 25, 2006. Under current Canadian income tax law, the Company may repatriate undistributed earnings of such foreign subsidiaries without any income tax effect. However, should the Company repatriate part or all of the undistributed earnings of its foreign subsidiaries, a 5% withholding tax would be assessable on that amount. At this time, the Company does not intend to repatriate any earnings of foreign subsidiaries.

Comprehensive income

Components of comprehensive income include net income, changes in cumulative translation adjustment and changes in fair value of interest rate swap net of deferred income taxes.

Stock-based compensation

The Company has established a stock-based compensation plan, described in Note 13. The Company did not recognize compensation expense when stock options were granted to plan participants during fiscal year 1997. As of November 30, 2002, all options outstanding were vested. As of November 25, 2006, all options outstanding were exercised. Any consideration paid by plan participants on the exercise of stock options is credited to share capital. The Company has not issued any stock options since fiscal year 1997.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Current and pending accounting changes

Current

Effective November 27, 2005, the Company adopted revised SFAS No.123 (“SFAS No. 123 (R)”), Share-Based Payment, which requires all entities to recognize the fair value of share-based payment awards (stock compensation) classified in equity. The adoption of SFAS No. 123 (R) did not have an initial impact on the consolidated financial statements.

Effective November 27, 2005, the Company adopted SFAS No. 151, Inventory Costs, which clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of production facilities. The adoption of SFAS No. 151 did not have a material impact on the consolidated financial statements.

Effective November 27, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No.  29. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result to the exchange. The adoption of SFAS No. 153 did not have a material impact on the consolidated financial statements.

Effective November 25, 2006, the Company adopted Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements issued by the U.S. Securities and Exchange Commission. SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements. There have been two widely-used methods for quantifying the effects of financial statement misstatements. The “roll-over” method quantifies the amount by which the current year income statement is misstated and can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The “iron curtain” method quantifies the error as the cumulative amount by which the current year balance sheet is misstated and can result in disregarding the effects of errors in the current year income statement that result from the correction of an error existing in previously issued financial statements. The Company used the roll-over method for quantifying identified financial statement misstatements. SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Company’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach either by retroactively adjusting prior financial statements as if the dual approach had always been used or by recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of November 27, 2005 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The adoption of SAB 108 had no impact on the preparation of the consolidated financial statements.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Pending

The FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No.  109, in June 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of FIN 48 has not yet been determined.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No.  20 and FASB Statement No.  3. This statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for the Company at the beginning of the 2007 fiscal year.

Reclassification

Certain fiscal year 2005 amounts have been reclassified to conform to fiscal year 2006 presentation.

3—INCOME TAXES

The following summarizes the Company’s income taxes on the earnings of its Canadian and U.S. operations.

Income before income taxes by local jurisdiction:

	Years ended
	November 25,	November 26
	2006	2005
	$	$
Canada	34,284	31,567
United States	34,720	25,347
	69,004	56,914

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

3 - INCOME TAXES (Continued)

The income tax provision is composed of the following:

	Years ended
	November 25,	November 26,
	2006	2005
	$	$
Current
Canada	11,638	10,015
United States	13,863	10,320
	25,501	20,335
Deferred
Canada	(655)	(218)
United States	(140)	(141)
	(795)	(359)
	24,706	19,976

The components of the Company’s net deferred income tax liability are as follows:

	November 25,	November 26,
	2006	2005
	$	$
Assets
Current deferred income taxes
Inventories	770	819
Trade accounts receivable	1,187	956
Other items		40
	1,957	1,815
Long-term deferred income taxes
Fair value of interest rate swap		29
Unrealized capital loss on translation of advances to subsidiaries	1,162	1,424
Other items	1,098	314
	2,260	1,767
Liabilities
Current deferred income taxes
Investment in a joint venture	290	338
Long-term deferred income taxes
Property, plant and equipment	15,933	15,914
Investment in a joint venture	11	54
Intangibles	1
	15,945	15,968

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

3 - INCOME TAXES (Continued)

The reconciliation between the Canadian statutory income tax rate and the Company’s effective income tax rate is as follows:

	Years ended
	November 25,	November 26,
	2006	2005
	%	%
Canadian statutory income tax rate	34.4	30.5
United States statutory income tax rate difference	3.2	5.5
Provincial incentive for manufacturing and processing activities	(0.5)	(0.5)
Other items	(1.3)	(0.4)
Effective income tax rate	35.8	35.1

4 - EARNINGS PER SHARE

The basic income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year.

The diluted income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year, plus the effects of dilutive stock options. The diluted income per share is computed using the treasury method, which assumes that all stock options are exercised at the beginning of the year and that the funds obtained are used to purchase common shares of the Company at the average trading price of the common shares during the period.

The following table provides the reconciliation between basic and diluted income per share:

	Years ended
	November 25,	November 26,
	2006	2005
	$	$
Net income	44,298	36,938
Weighted average number of common shares outstanding	10,391,891	9,993,337
Effect of dilutive stock options	58,109	326,292
Weighted average number of diluted common shares outstanding	10,450,000	10,319,629
Net income per share
Basic	4.26	3.70
Diluted	4.25	3.58

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

5 - TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following:

	November 25,	November 26,
	2006	2005
	$	$
Trade accounts	113,316	125,025
Allowance for doubtful accounts	(3,707)	(3,399)
	109,609	121,626

Changes in the Company’s allowance for doubtful accounts are as follows:

	November 25,	November 26,
	2006	2005
	$	$
Balance at beginning of year	3,399	3,622
Bad debt expense	1,739	1,585
Accounts written off	(1,184)	(1,283)
Recoveries	(247)	(525)
Balance at end of year	3,707	3,399

6 - LOANS RECEIVABLE

Loans receivable consist of the following:

	November 25,	November 26,
	2006	2005
	$	$
Loan to a Canadian Corporation, bearing interest at 3.12%, maturing December 23, 2005, secured by a Canadian chartered bank		17,132
Loan to a U.S. Corporation, bearing interest at 4.23%, maturing December 4, 2006, secured by a Canadian chartered bank	37,670
	37,670	17,132

7 - INVENTORIES

	November 25,	November 26,
	2006	2005
	$	$
Raw materials	91,429	75,138
Finished goods	71,631	52,178
	163,060	127,316

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

8 - PROPERTY, PLANT AND EQUIPMENT

	November 25,	November 26,
	2006	2005
	$	$
Land	10,033	7,090
Buildings and building improvements	48,033	45,819
Machinery and equipment	91,798	87,315
Furniture and fixtures	1,098	985
Transportation equipment	2,717	2,053
Computer equipment	3,651	3,203
Leasehold improvements	2,138	1,932
Aircraft	12,870	11,650
Assets under construction	391	266
	172,729	160,313
Accumulated depreciation	66,420	57,519
	106,309	102,794

9 - GOODWILL

	November 25,	November 26,
	2006	2005
	$	$
Balance at beginning of year	12,994	12,789
Goodwill acquired during the year		205
Balance at end of year	12,994	12,994

10 - BANK INDEBTEDNESS

The bank indebtedness of the Company’s Canadian subsidiaries consists of various demand revolving credit facilities available by either prime rate loans or bankers’ acceptances, bearing interest at a Canadian bank’s prime rate, currently 6.00% (4.75% in 2005), or bankers’ acceptance rates, plus a premium varying from 0% to 0.5% in both years (actual rate 6.25% and 5.25% at November 25, 2006 and November 26, 2005, respectively), and secured by inventories, movable hypothecs covering the universality of present and future book debts and a negative pledge on certain assets of the Canadian subsidiaries. There are no cross collateralizations among the various facilities. These facilities are renegotiated on an annual basis.

The Company’s Canadian subsidiaries have approximately $43,802,000 in 2006 and $42,830,000 in 2005 (CA$50,000,000 in both years) of revolving credit facilities from two Canadian financial institutions, of which approximately $43,062,064 (CA$49,155,346) was available at November 25, 2006 and $41,691,000 (CA$48,670,000) was available at November 26, 2005. As of November 25, 2006 and November 26, 2005, the bank had issued guarantees and letters of credit for the Company’s Canadian subsidiaries amounting to $182,742 (CA$208,600) and $99,400 (CA$116,000), respectively.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

11 - ADVANCES DUE TO RELATED PARTIES

	November 25,	November 26,
	2006	2005
	$	$
Advance due to a major shareholder, without interest and repayment terms	124	103
Advance due to a director, without interest and repayment terms		10
Advance due to a company controlled by an officer, without interest and repayment terms	68
	192	113

12 - LONG-TERM DEBT

		November 25,	November 26,
	Maturity	2006	2005
		$	$
Revolving line of credit(a)	2007
Mortgage loan(b) (CA$3,518,735; CA$4,676,560 in 2005)	2018	3,083	4,006
Term loan(c)	2007	38,204	40,854
		41,287	44,860
Less: Current portion of long-term debt		38,642	3,078
		2,645	41,782

(a)        A U.S. subsidiary entered into a revolving credit agreement with a group of banks, as amended, which provides for borrowings, based upon a formula, of up to $40,000,000 through April 7, 2006. On November 22, 2005, the term of the agreement was extended for one additional year through April 7, 2007 and the group of banks became one bank. At November 25, 2006, there was an amount of $39,000,564 ($38,948,238 in 2005) in available borrowings, of which there were no outstanding balances under this agreement at November 25, 2006 and November 26, 2005. The interest rate on borrowings under the credit agreement is the bank’s prime rate, currently 8.25% (7.00% in 2005), plus a margin varying from 0% to 1.25% in both years, or LIBOR, currently 5.32% (4.21% in 2005), plus 1.25% in both years (actual rate 5.32% and 4.19% at November 25, 2006 and November 26, 2005, respectively). Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 25, 2006. Borrowings are collateralized by all assets of the U.S. subsidiary having a carrying value of $208,099,000.

(b)        Mortgage loan, amounting to $3,083,000 (CA$3,518,735) in 2006 and $4,006,000 (CA$4,676,560) in 2005, bearing interest at a rate of 5.75% in both years, maturing on October 22, 2018, repayable in monthly capital instalments of $36,000 in 2006 and $35,000 in 2005 (CA$41,675 in both years), secured by a first hypothec on land and building having a carrying value of $8,590,000 (CA$9,805,000) as of November 25, 2006. The Company has the option of prepaying 15% of the outstanding loan balance each year.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

12 - LONG-TERM DEBT (Continued)

(c)        A U.S. subsidiary entered into a $53,000,000 term loan agreement with a group of banks, as amended, of which an amount of $38,204,000 and $40,854,000 was outstanding at November 25, 2006 and November 26, 2005, respectively. On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007 and the group of banks became one bank. The interest rate on the term loan is the bank’s prime rate, currently 8.25% (7.00% in 2005), plus a margin varying from 0.125% to 1.375% in both years, or LIBOR, currently 5.32% (4.21% in 2005), plus a margin varying from 1.375% to 2.625% in both years (actual rate 6.79% and 5.67% at November 25, 2006 and November 26, 2005, respectively). Monthly principal payments of $221,000 are due through April 7, 2007 with the balance of the loan of $37,321,000 due April 7, 2007. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 25, 2006. The term loan is collateralized by all assets of the U.S. subsidiary having a carrying value of $208,099,000. On December 7, 2006, the Company repaid all amounts due under the $53,000,000 term loan agreement.

As required by the term loan agreement, the U.S. subsidiary has entered into an interest rate swap agreement to fix the interest rate at 5.27% plus the applicable margin on borrowings of up to $20,000,000 through April 16, 2006. The agreement expired on April 16, 2006. As of November 26, 2005, the interest rate on $20,000,000 was 6.65% and the effective interest rate on the excess was 5.68%.

Aggregate maturities of long-term debt are as follows:

Fiscal years	$
2007	38,642
2008	438
2009	438
2010	438
2011	438
Thereafter	893

13 - SHARE OPTION PLAN

On September 24, 1997, Novamerican’s Board of Directors adopted the Novamerican Steel Inc. 1997 Share Option Plan which provides for the grant of incentive stock options (ISOs) as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, non-qualified stock options (NSOs) and Other Rights (collectively, Awards) to key employees and directors of the Company. Options will be exercisable in instalments pursuant to a vesting schedule during the period specified in each option agreement. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the common shares). The exercise price for ISOs granted under the Share Option Plan may be no less than the fair market value of the common shares at the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the common shares). The exercise price for NSOs and all other Awards will be at the discretion of the Compensation Committee. Stock Appreciation Rights (SARs) may be granted to Share Option Plan participants separately or in connection with ISOs and NSOs. Upon exercise of a SAR, the holder is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of common shares for which the SAR is exercised, over the exercise price for such common shares under a related option, or if there is no related option, over an amount per common share stated in the written agreement setting forth the terms and conditions of the SAR. The Company has reserved 1,500,000 common shares for issuance under the Share Option Plan. Since its inception, 750,000 common shares have been issued under this plan.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

13 - SHARE OPTION PLAN (Continued)

On September 24, 1997, ISOs were granted to three executive officers of the Company to purchase 750,000 common shares at an exercise price equivalent to the initial public offering price of $14.00 per common share. One-fifth of the ISOs could be exercised at each anniversary date of the grant except for 300,000 ISOs of which 40% could be exercised after the second anniversary date only and 20% at each anniversary date thereafter. The Company has not issued any SARs as of November 25, 2006.

A summary of stock option activity and related information for 2005 and 2006 follows:

	Shares	Weighted average exercise price
		$
Outstanding—November 26, 2005	293,774	14.00
Granted	—	—
Exercised	293,774	14.00
Forfeited	—	—
Outstanding—November 25, 2006	—	—
Exercisable at end of year
2005	293,774	14.00
2006	—	—

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

14 - RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

	Years ended
	November 25,	November 26,
	2006	2005
	$	$
Processing revenue from a joint venture	200	183
Management fees from a joint venture	53	49
Processing charges paid to a joint venture	3,645	3,254
Rental charges paid to companies controlled by a director	1,780	1,350
Rental charges paid to companies jointly controlled by a director	394	722
Freight charges paid to a company controlled by a director	10,525	7,458
Interest paid to a major shareholder		111
Interest paid to a director		43
Interest paid to an employee of a subsidiary		36

15 - FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Fair value of financial instruments

The fair value of financial instruments has been estimated using data which management considered the best available methodology deemed suitable for the pertinent category of financial instruments. The estimation methodologies are as follows:

•

Due to their short-term maturity, the carrying value of certain financial instruments was assumed to approximate their fair value. These financial instruments include cash and cash equivalents, trade accounts and loans receivable, bank indebtedness, trade accounts payable and accrued liabilities, trade accounts payable to a company controlled by a director, trade accounts payable to a joint venture and advances due to related parties.

•

The fair value of long-term debt, including the portion due within one year, is determined by discounting future cash flows using Government of Canada bonds effective interest rates increased by a risk premium; and

•	The fair value of the interest rate swap agreement used for hedging purposes is estimated by obtaining quotes from the Company’s banker.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

15 - FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Fair value of financial instruments:

	November 25, 2006		November 26, 2005
	Carrying amount	Fair value	Carrying amount	Fair value
	$	$	$	$
Long-term debt	41,287	41,924	44,860	44,910
Interest rate swap			71	71

The fair value of the interest rate swap represents the amount that would have been required to settle the contract as of November 26, 2005 had the contract been terminated. The notional amount of the swap was $20,000,000 as of November 26, 2005 and expired on April 16, 2006.

Exchange rate risk

Although the Company’s financial results are reported in U.S. dollars, a substantial portion of the Company’s revenues is received in, and its expenses are incurred in Canadian dollars. The Company utilizes, from time to time, forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars by certain of its Canadian subsidiaries. At November 25, 2006 and November 26, 2005, the Company had no such forward foreign currency contracts outstanding.

Interest rate risk

The Company’s exposure to interest rate risk is as follows:

Cash and cash equivalents	Floating rate: $16,577,000
Non-interest bearing: $14,439,000
Trade accounts receivable	Non-interest bearing
Loans receivable	Fixed rate
Bank indebtedness	Floating rate
Accounts payable and accrued liabilities	Non-interest bearing
Income and other taxes	Non-interest bearing
Long-term debt	Fixed rate: $3,083,000
Floating rate: $38,204,000

Concentration risk

The Company does not have a concentration of available sources of supply, labor, service or other rights that, if suddenly eliminated, could severely impact its operations.

The Company’s customer base is widely diversified and is involved in various industries. Therefore, the Company believes that no material concentrations of credit risk exist. To reduce credit risk, the Company performs evaluations of its customers’ creditworthiness and accordingly does not generally require collateral.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

15 - FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Commodity price risk

In the normal course of business, the Company is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. The Company’s market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

Credit risk

The U.S. subsidiaries maintain their cash in bank deposit accounts at local financial institutions in the United States, which at times during the year may exceed federal insured limits. At November 25, 2006, the amount in excess of federal insured limits was approximately $14,452,000. The U.S. subsidiaries have not experienced any losses in the accounts. The Company believes it is not exposed to any significant credit risk in cash accounts located in the United States. At November 25, 2006, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $6,869,000 and a portion was invested in money market funds approximating $5,578,000.

16 - JOINT VENTURE

The Company holds a 60% equity interest and a 50% voting interest in a joint venture that processes carbon steel into tubing.

Condensed financial information of the joint venture is summarized below:

	Twelve-month periods ended
	November 25,	November 26,
	2006	2005
	$	$
Operations
Net sales	5,725	4,944
Operating income	1,289	1,147

	November 25, 2006	November 26, 2005
	$	$
Balance sheet
Assets
Current assets	1,479	1,728
Property, plant and equipment	1,650	2,018
	3,129	3,746
Liabilities
Current liabilities	286	404
Joint venture investment
Capital contributions	2,504	2,921
Undistributed earnings	216	330
Accumulated other comprehensive income	123	91
	3,129	3,746

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

17 - CONTINGENCIES

The Company is contingently liable under claims issued in the normal course of business and with respect to claims and litigation that arise from time to time. In the opinion of management, any uninsured liability, which may arise from such contingencies, would not have a material adverse effect on the consolidated financial statements.

On March 3, 2006, Dana Corporation (“Dana”), a primary customer of one of the U.S. subsidiaries, and 40 of its subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. At the time of Dana’s bankruptcy filing, the Company had an account receivable balance of approximately $5,055,000 and an account payable balance of approximately $3,192,000. Accordingly, the net pre-petition receivable owed by Dana approximated $1,863,000 (the “Dana Receivable”). Because Dana has yet to propose a plan for reorganizing its businesses, it is too early to assess whether the Company will be able to recover all or any portion of the Dana Receivable. After performing an internal analysis of the collectibility of the Dana Receivable based on the information available to the Company at this time, the Company concluded that a provision was necessary for amounts that it may ultimately not collect from Dana. This provision is based on the Company’s current expectation of amounts it may recover through the Dana bankruptcy proceedings and is subject to change as the Company obtains new information. While the Company has recorded a provision for uncollectible amounts owed by Dana as of November 25, 2006, it will continue to actively seek reimbursement through the bankruptcy process and any other means, including discussions with Dana.

18 - COMMITMENTS

The Company has entered into operating leases for certain facilities and equipment which expire at various dates until 2013. The following schedule outlines the future minimum rental payments under these commitments as at November 25, 2006:

$
2007	3,515
2008	2,888
2009	2,166
2010	1,811
2011	1,642
Thereafter	628
Total minimum payments	12,650

Rental expense under the operating leases amounted to approximately $4,168,000 and $4,079,000 for the years ended November 25, 2006 and November 26, 2005, respectively.

19 - RETIREMENT PLAN

A U.S. subsidiary makes available to substantially all of its employees a defined contribution plan under the Internal Revenue Code Section 401(k). The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. A percentage of such contribution, up to a certain limit, is matched by the employer. Investment elections are made at the discretion of the employees and the plan is administered by an independent third party. The U.S. subsidiary matches a percentage of the employee contributions up to a certain limit. Costs incurred under the 401(k) plan amounted to approximately $552,000 for each of the years ended November 25, 2006 and November 26, 2005.

Acquired Company and Subsidiaries

Notes to Consolidated Financial Statements

(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

20 - FINANCIAL INFORMATION BY GEOGRAPHIC AREA

The Company operates in one reportable segment as an intermediate processor and distributor of carbon steel, stainless steel and aluminum products. Sales are attributed to countries based on the location of the external customer.

The following table summarizes the Company’s financial information by geographic area:

	United States	Canada	Total
	$	$	$
2006
Net sales
Domestic	359,057	440,845	799,902
Export	463	40,433	40,896
Total	359,520	481,278	840,798
Operating income	29,840	39,560	69,400
Depreciation	3,802	6,690	10,492
Long-lived assets	66,936	52,367	119,303
2005
Net sales
Domestic	344,354	456,473	800,827
Export	456	33,406	33,862
Total	344,810	489,879	834,689
Operating income	20,169	39,917	60,086
Depreciation	3,725	5,602	9,327
Long-lived assets	65,118	50,670	115,788